EXHIBIT B


                              EMPLOYMENT AGREEMENT


             THIS AGREEMENT by and among NORTHLAND CRANBERRIES, INC., a Wisconsin corporation ("Northland"), FARGO ACQUISITION CO., a New Jersey corporation and a wholly-owned subsidiary of Northland ("Company") and MICHAEL A. MORELLO ("Executive"), dated as of July 1, 1998.

                                 R E C I T A L S

             A. Minot Food Packers, Inc., a New Jersey corporation ("Minot") has been engaged in the business of producing, packaging, marketing, distributing and selling under Minot's brand and customers' private labels (i) cranberry-based products, cranberry sauces, cranberry juice cocktails and blended cranberry drinks, (ii) apple juice and cider products and (iii) other shelf-stable juices and drinks and is engaged in the co-packing of such products for other branded producers (the "Business").

             B. Northland, Minot and Executive are parties to an Asset Purchase Agreement ("Purchase Agreement"), dated May 20, 1998, pursuant to which Northland agreed to purchase substantially all of the assets and Business of Minot.

             C. Pursuant to the Purchase Agreement and an Assignment and Assumption of Agreement dated June 29, 1998, Company assumed the rights and obligations of Northland to purchase the assets and Business of Minot.

             D. Following the Closing (as such term is defined in the Purchase Agreement) on the date hereof, the Business will be conducted by Company.

             E. Prior to the Closing Executive has been an executive officer of Minot and, as a result, possesses an intimate knowledge of the Business.

             F. Northland recognizes that Executive's contribution to the Business has been substantial and desires to assure Executive's continued employment with Company in an executive capacity.

             G. Executive desires to be employed by Company on the terms and conditions hereinafter set forth.

             NOW, THEREFORE, in consideration of the mutual covenants and agreements of the parties contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto covenant and agree as follows:

             1. Employment Period. Company shall employ Executive, and Executive shall serve Company, on the terms and conditions set forth in this Agreement, for a period commencing at the Closing (as that term is defined in the Purchase Agreement) and ending on the date immediately preceding the third anniversary of the Closing (the "Employment Period").

             2. Position and Duties. (a) The Executive shall serve as President of Company, with such duties and responsibilities as are customarily assigned to such position, and such other duties and responsibilities not inconsistent therewith as may from time to time be assigned to him by the Chief Executive Officer of Company and the Board of Directors of Company (the "Board").

             (b) During the Employment Period, and excluding any periods of vacation and sick leave to which Executive is entitled, Executive shall devote full business time and effort during normal business hours to the business and affairs of Company and, to the extent necessary to discharge the responsibilities assigned to Executive under this Agreement, use Executive's best efforts to carry out such responsibilities faithfully and efficiently. It shall not be considered a violation of the foregoing for Executive to serve on corporate, industry, civic or charitable boards or committees, so long as such activities do not significantly interfere with the performance of Executive's responsibilities as an employee of Company in accordance with this Agreement.

             (c) During the Employment Period, Executive shall have the right to perform his duties under this Agreement in Bridgeton, New Jersey and shall not be required to relocate to any other geographic area without his consent.

             3. Compensation. (a) Salary. Company shall pay to Executive an annual salary ("Annual Salary") of $190,000. The amount of the Annual Salary shall be reviewed not less frequently than once a year during the Employment Period by the Board and, at the sole discretion of the Board, shall be subject to upward adjustment consistent with the salary reviews and salary adjustments of senior executive officers of Northland and the performance of Executive under this Agreement. The Annual Salary shall be payable in accordance with Company's regular payroll practice for its senior executives, as in effect from time to time, but not less frequently than monthly.

             (b) Additional Benefits. During the Employment Period: (A) Northland shall enable Executive to participate in all applicable incentive, savings and retirement plans, practices, policies and programs made available to executives of Northland (including, without limitation, the Amended 1995 Stock Option Plan, the 401(k) Plan and participation in Northland's Incentive Bonus Plan ("Bonus Plan") at the 50% level ("50% Level"), to the same extent and subject to the same terms and conditions as comparable senior executives of Northland (such additional benefits hereinafter referred to as "Additional Compensation"), and (B) Northland shall cause Executive and/or Executive's family, as the case may be, to be eligible for immediate participation in, and to receive all benefits under, all applicable welfare benefit plans, practices, policies and programs made available to executives of Northland, other than severance plans, practices, policies and programs but including, without limitation, medical, dental, group life insurance and accidental death and travel accident insurance plans and programs (the "Benefit Programs"), to the same extent as eligible executives of Northland. Without limiting the generality of the foregoing, Executive shall be eligible for an option grant under the Amended 1995 Stock Option Plan at the time the committee administering such Plan next grants options generally to senior management of Northland. The number of shares subject to such an option grant that will be recommended for award to Executive by such committee shall be within the range of amounts of shares granted to other employees of Northland qualifying as participants at the 50% Level under the Bonus Plan and any such grant shall be at such time and shall be on grant terms comparable to the terms applicable to such other grantees.

             (c) Expense Reimbursement. Company shall reimburse Executive for all reasonable and documented expenses incurred by Executive in the performance of Executive's duties under this Agreement in accordance with the policies and procedures established by the Board for its senior executive officers.

             (d) Automobile Lease. During the Employment Period, Northland shall provide Executive with the unrestricted use of a new automobile of the make and model of his choice; provided such automobile is generally comparable with the make and model currently provided by Northland to other similarly situated executive officers of Northland as of the date of this Agreement. All of the direct and indirect operating and maintenance expenses associated with Executive's use of such automobile shall be paid by Northland upon the Executive's request.

             (e) Holidays and Vacation. Executive shall be entitled to not fewer than the number of paid holidays as may be made available annually to other executives of Northland of a comparable status and shall be entitled to paid vacation of not less than the greater of (i) the amount of paid vacation made available annually to other executives of Northland of comparable status or (ii) five weeks.

             4. Termination of Employment. (a) Death or Disability. Executive's employment shall terminate automatically upon Executive's death during the Employment Period. Company shall be entitled to terminate Executive's employment because of Executive's Disability during the Employment Period. "Disability" means that (i) Executive has been unable, for a period of 60 consecutive business days, to perform Executive's duties under this Agreement, as a result of physical or mental illness or injury, and (ii) a physician selected by Company or its insurers, and acceptable to Executive or Executive's legal representative, has determined that Executive's incapacity is total and permanent. A termination of Executive's employment by Company for Disability shall be communicated to Executive by written notice, and shall be effective on the 10th day after receipt of such notice by Executive (the "Disability Effective Date"), unless Executive returns to full-time performance of Executive's duties before the Disability Effective Date.

             (b)  By Company.  (i)    Company may terminate Executive's
   employment during the Employment Period with or without Cause. "Cause" means:

                  A. the willful and continued failure of Executive substantially to perform Executive's duties under this Agreement (other than as a result of physical or mental illness or injury).

                  B. illegal conduct or gross misconduct by Executive, in either case that is willful and results in material and demonstrable damage to the business or reputation of Company or Northland.

             (c) By Executive. Executive may terminate his employment hereunder at any time for any reason upon giving the Company written notice ("Executive Notice of Termination"). The Executive Notice of Termination shall become effective as specified by the Executive in such Notice, but not earlier than 30 days after delivery of such Notice to Company, except in the case of notice for reasons set forth in Section 5(d) below in which case termination of employment may be effective upon the giving of Notice pursuant to this Section 4(c).

             (d)  Notice to Executive.  Any termination by Company under
   Section 4(b) hereof shall be communicated by a written notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive's employment under the provision so indicated or shall state that the termination is without Cause ("Company Notice of Termination"). The Company Notice of Termination shall become effective on the date such Notice is given unless otherwise specified by Company in such Notice; provided, however, that no such Notice shall be given for Cause under clause (A) of Section 4(b) until Company has notified Executive in writing of the facts and circumstances upon which such Notice is to be given and Executive has not satisfactorily addressed the concerns set forth in such Notice within a period of 30 days after its receipt.

             (e) Date of Termination. The "Date of Termination" means the date of Executive's death, the Disability Effective Date, or the date on which an Executive Notice of Termination or Company Notice of Termination becomes effective as provided in Section 4(c) and Section 4(d), respectively, is given.

             5.   Obligations of Company upon Termination.  (a)     Death and
   Disability. If Executive's employment is terminated by reason of Executive's death or Disability during the Employment Period, Company shall pay to Executive or, in the case of Executive's death, to Executive's designated beneficiaries (or, if there is no such beneficiary, to Executive's estate or legal representative), in a lump sum in cash within 30 days after the Date of Termination, the sum of the following amounts (the "Accrued Obligations"): (1) any portion of Executive's Annual Salary through the Date of Termination that has not yet been paid;
   (2) an amount representing the Additional Compensation for the period that includes the Date of Termination, computed by assuming that the amount of all such Additional Compensation would be equal to the maximum amount of such Additional Compensation that Executive would have been eligible to earn for such period, and multiplying that amount by a fraction, the numerator of which is the number of days in such period through the Date of Termination, and the denominator of which is the total number of days in the relevant period; and (3) any accrued but unpaid Additional Compensation and vacation pay. In addition, Company at its expense will continue to provide for a period of not less than 180 days all Benefit Programs in which Executive and his dependents are then participating for the continued benefit of Executive and his dependents, in the case of the Disability of Executive, or the dependents of Executive, in the case of the death of Executive.

             (b) By Company With Cause; By Executive Without Justification. If Executive's employment is terminated by Company with Cause during the Employment Period, Company shall pay Executive the Annual Salary through the Date of Termination to the extent not yet paid, and Company shall have no further obligations under this Agreement. If Executive voluntarily terminates employment during the Employment Period for reasons other than as provided in Section 5(d), the Company shall pay the Accrued Obligations to Executive in a lump sum in cash within 30 days of the Date of Termination, and Company shall have no further obligations under this Agreement.

             (c) By Company Without Cause. If Company shall terminate Executive's employment without Cause, Company shall pay to Executive the Accrued Obligations to the extent not yet paid plus, in lieu of any further salary payments to Executive for periods subsequent to the Date of Termination, Company shall pay as liquidated damages, or severance pay, or both to Executive on or prior to the fifth day following the Date of Termination, a lump-sum amount equal to the Annual Salary in effect as of the Date of Termination multiplied by the number of years remaining in the Employment Period, with each remaining month or portion thereof being 1/12th of one year (the "Termination Payment"). For purposes of calculating the lump-sum payment due Executive pursuant to this paragraph, any partial month remaining in the term of employment shall be deemed a full month. In addition, Company at its expense will continue to provide to Executive and his dependents all Benefit Programs in which Executive and his dependents are then participating for a period equal to the greater of (i) the number of days remaining in the Employment Period or
   (ii) 180 days.

             (d) By Executive with Justification. If Executive voluntarily terminates employment during the Employment Period as a result of a decision by Company to terminate the Business or as a result of a material breach by Company or Northland of its obligations under this Agreement, then Executive shall be entitled to the payments and benefits provided in
   Section 5(c) above.

             6. Limitation on Payments. (a) Notwithstanding any other provision of this Agreement, if any portion of the Termination Payment, or any other payment under this Agreement, or under any other agreement with or plan of Company or its affiliates (in the aggregate "Total Payments"), would constitute an "excess parachute payment," then the Total Payments to be made to Executive shall be reduced such that the value of the aggregate Total Payments that Executive is entitled to receive shall be one dollar less than the maximum amount which Executive may receive without becoming subject to the tax imposed by Section 4999 (or any successor provision) of the Internal Revenue Code of 1986, as amended (the "Code") or which Company may pay without loss of deduction under Section 280G(a) of the Code (or any successor provision). For purposes of this Agreement, the terms "excess parachute payment" and "parachute payments" shall have the meanings assigned to them in Section 280G of the Code (or any successor provision), and such "parachute payments" shall be valued as provided therein. Present value for purposes of this Agreement shall be calculated in accordance with Section 1274(b)(2) of the Code (or any successor provision). Within fifteen days following the Date of Termination or notice by Company to Executive of its belief that there is a payment or benefit due Executive which will result in an excess parachute payment as defined in Section 280G of the Code (or any successor provision), Executive and Company, at Company's expense, shall obtain the opinion (which need not be unqualified) of nationally recognized tax counsel selected by Company's independent auditors and acceptable to Executive in his sole discretion (which may be regular outside counsel to Company), which opinion sets forth (i) the amount of the Base Period Income, (ii) the amount and present value of Total Payments and (iii) the amount and present value of any excess parachute payments determined without regard to the limitations of this paragraph (a) of Section 6. As used in this Agreement, the term "Base Period Income" means an amount equal to Executive's "annualized includible compensation for the base period" as defined in Section 280G(d)(1) of the Code (or any successor provision). For purposes of such opinion, the value of any noncash benefits or any deferred payment or benefit shall be determined by Company's independent auditors in accordance with the principles of Sections 280G(d)(3) and (4) of the Code (or any successor provisions), which determination shall be evidenced in a certificate of such auditors addressed to Company and Executive. Such opinion shall be dated as of the Date of Termination and addressed to Company and Executive and shall be binding upon Company and Executive. If such opinion determines that there would be an excess parachute payment, any payment or benefit determined by such counsel to be includible in Total Payments shall be reduced or eliminated as specified by Executive in writing delivered to Company within thirty days of his receipt of such opinion or, if Executive fails to so notify the Company, then as Company shall reasonably determine, so that under the bases of calculations set forth in such opinion there will be no excess parachute payment. If such legal counsel so requests in connection with the opinion required by this paragraph (a) of Section 6, Executive and Company shall obtain, at Company's expense, and the legal counsel may rely on in providing the opinion, the advice of a firm of recognized executive compensation consultants as to the reasonableness of any item of compensation to be received by Executive. If the provisions of Sections 280G and 4999 of the Code (or any successor provisions) are repealed without succession, then this paragraph (a) of Section 6 shall be of no further force or effect.

             (b)  If, notwithstanding the provisions of paragraph (a) of
   Section 6, it is ultimately determined by a court or pursuant to a final determination by the Internal Revenue Service that any portion of Total Payments is subject to the tax (the "Excise Tax") imposed by Section 4999 of the Code (or any successor provision), Company shall pay to Executive an additional amount (the "Gross-Up Payment") such that the net amount retained by Executive after deduction of any Excise Tax and any interest charges or penalties in respect of the imposition of such Excise Tax (but not any federal, state or local income tax) on the Total Payments, and any federal, state and local income tax and Excise Tax upon the payment provided for by this paragraph (b) of Section 6, shall be equal to the Total Payments. For purposes of determining the amount of the Gross-Up Payment, Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rates of taxation in the state and locality of Executive's domicile for income tax purposes on the date the Gross-Up Payment is made, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

             7. Successors. (a) This Agreement is personal to Executive and, without the prior written consent of Company, shall not be assignable by Executive. This Agreement shall inure to the benefit of and be enforceable by Executive's legal representatives.

             (b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

             (c) Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of Company expressly to assume and agree to perform this Agreement in the same manner and to the same extent that Company would have been required to perform it if no such succession had taken place. As used in this Agreement, "Company" shall mean both Company as defined above and any such successor that assumes and agrees to perform this Agreement, by operation of law or otherwise.

             8. Miscellaneous. (a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of New Jersey, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified except by a written agreement executed by the parties hereto or their respective successors and legal representatives.

             (b) All notices and other communications under this Agreement shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

                  If to Executive:

                  Michael A. Morello
                  3161 Silverwood Lane
                  Vineland, New Jersey 08361
                  Facsimile:  (609) 690-0751

                  With a copy to:

                  John F. Bales, III, Esq.
                  Morgan, Lewis and Bockius LLP
                  2000 One Logan Square
                  Philadelphia, Pennsylvania  10103-6093
                  Facsimile:  (215) 963-5299

                  If to Northland or Company:

                  Northland Cranberries, Inc.
                  800 First Avenue South
                  P.O. Box 8020
                  Wisconsin Rapids, Wisconsin  54495-8020
                  Attention:  John Swendrowski
                  Facsimile:  (715) 422-6844

                  With a copy to:

                  Jeffrey J. Jones
                  c/o Foley & Lardner
                  777 East Wisconsin Avenue
                  Milwaukee, WI  53202-5367
                  Facsimile:  (414) 297-5900


   or to such other address as either party furnishes to the other in writing in accordance with this paragraph (b) of Section 8. Notices and communications shall be effective when actually received by the addressee.

             (c) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. If any provision of this Agreement shall be held invalid or unenforceable in part, the remaining portion of such provision, together with all other provisions of this Agreement, shall remain valid and enforceable and continue in full force and effect to the fullest extent consistent with law.

             (d) Notwithstanding any other provisions of this Agreement, Company may withhold from amounts payable under this Agreement all federal, state, local and foreign taxes that are required to be withheld by applicable laws or regulations.

             (e) Executive's or Company's failure to insist upon strict compliance with any provisions of, or to assert any right under, this Agreement shall not be deemed to be a waiver of such provision or right or of any other provision of or right under this Agreement.

             (f) The rights and benefits of Executive under this Agreement may not be anticipated, assigned, alienated or subject to attachment, garnishment, levy, execution or other legal or equitable process except as required by law. Any attempt by Executive to anticipate, alienate, assign, sell, transfer, pledge, encumber or charge the same shall be void. Payments hereunder shall not be considered assets of Executive in the event of insolvency or bankruptcy.

             (g) This Agreement may be executed in several counterparts, each of which shall be deemed an original, and said counterparts shall constitute but one and the same instrument.

             (h) This Agreement has been jointly drafted by the respective representatives of Company and Executive and no party shall be considered as being responsible for such drafting for the purpose of applying any rule construing ambiguities against the drafter or otherwise. No draft of this Agreement shall be taken into account in construing this Agreement.

             (i) If Company fails to pay any amount due to Executive under the terms of this Agreement within the time periods provided herein for such payment, Company will pay to Executive, in addition to any other sums required to be paid under this Agreement, (i) interest on any amount remaining unpaid from the date payment is required under this Agreement until payment is received by Executive at the prime rate published daily in The Wall Street Journal and (ii) the amount necessary to reimburse Executive for all reasonable expenses incurred by Executive in enforcing any of the obligations of Company under this Agreement, it being the intent of the parties that Executive not incur any expenses associated with enforcing his rights under this Agreement because the cost and expense thereof would substantially detract from the benefits intended to be extended to Executive hereunder.

             9. Effectiveness of Agreement. The effectiveness of this Agreement is subject to Closing (as defined in the Purchase Agreement).
   If for any reason the Closing does not take place, this Agreement shall be null and void, ab initio.

             10. Northland Guaranty. This Agreement shall inure to the benefit of, and be binding upon, Northland; and Northland hereby guarantees the full and prompt payment and performance by Company of its obligations to Executive under this Agreement.

             11. Enforcement. Venue for enforcement of the terms and conditions of this Agreement shall be the federal or state courts of the State of New Jersey with service of process by notice as provided herein.

             IN WITNESS WHEREOF, Executive, Company and Northland have duly executed this Agreement under seal as of the date first above written.

                                      EXECUTIVE


                                      /s/ Michael A. Morello
                                      Michael A. Morello



                                      FARGO ACQUISITION CO.
                                      ("COMPANY")


                                      By /s/ John Swendrowski
                                           John Swendrowski
                                           Chairman of the Board and
                                           Chief Executive Officer


                                      NORTHLAND CRANBERRIES, INC.
                                      ("NORTHLAND")


                                      By /s/ John Swendrowski
                                           John Swendrowski
                                           Chairman of the Board and
                                           Chief Executive Officer